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                                                                     EXHIBIT 9

                                BROWN & WOOD LLP
                             ONE WORLD TRADE CENTER
                         NEW YORK, NEW YORK 10048-0557

                            TELEPHONE: 212-839-5300
                            FASCIMILE: 212-839-5599



                                                        November 24, 1999


Merrill Lynch Massachusetts Municipal Bond Fund of
Merrill Lynch Multi-State Municipal Series Trust
800 Scudders Mills Road
Plainsboro, NJ 08536



Dear Sir:

        We have acted as counsel for Merrill Lynch Massachusetts Municipal Bond Fund (the "Fund") of Merrill Lynch Multi-State Series Trust, a Massachusetts business trust (the "Trust"), in connection with the organization of the Fund and its registration as an open-end investment company under the Investment Company Act of 1940, as amended. This opinion is being furnished in connection with the registration of an indefinite number of shares of common stock, designated Class A, Class B, Class C and Class D, par value $0.10 per share, of the Fund (the "Shares") under the Securities Act of 1933, as amended, which registration is being effected pursuant to a registration statement on Form N-1A (File No. 33-35987), as amended (the "Regstration Statement").

        As counsel for the fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sales of the Shares. In addition, we have examined and are familiar with the Declaration of Trust, as amended, of the Fund, the By-Laws of the Fund, and such other documents as we have deemed relevant to the matters referred to in this opinion.

        Based on the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable preferred shares of common stock of the Fund.